FOR IMMEDIATE RELEASE

Spartan Motors Reports Increased Earnings for Fourth Quarter
Record Emergency Rescue Orders Grow Sales and Backlog For 2005

CHARLOTTE, Michigan, February 16, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported a 41.0 percent increase in net earnings for the year ended December 31, 2005, bolstered by increased profits in the fourth quarter. Spartan said increased sales of its fire truck chassis and fire trucks, along with revenue from its military vehicles contract, were the main growth drivers for the quarter and year.

Spartan Motors, a leading manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles, reported earnings of $986,000, or $0.08 per diluted share, on net sales of $75.5 million for the fourth quarter of 2005, compared with net earnings of $395,000, or $0.03 per diluted share, on net sales of $80.3 million for the fourth quarter of 2004.

The most recent quarterly results were Spartan Motors' fourth consecutive quarter of improved earnings when compared to the same quarter of the prior year, reflecting the strength of its largest operating unit, Spartan Chassis, as well as continued improvement at its other subsidiary companies.

For the year ended December 31, 2005, Spartan reported a 41.0 percent increase in profits, posting net earnings of $8.3 million, or $0.65 per diluted share, on record net sales of $343.0 million, compared with net earnings of $5.9 million, or $0.46 per diluted share, on net sales of $312.3 million for the prior year.

The Company said it had record orders for the year for fire truck chassis and fire trucks, as well as a strong backlog across the board. Consolidated backlog was $167.8 million as of December 31, 2005, compared with backlog of $146.7 million at the end of the third quarter of 2005 and $117.6 million at the end of the prior year's fourth quarter, a 42 percent increase year-over-year. Spartan Motors anticipates filling all of its current backlog orders by December 31, 2006.

Spartan Chassis, the company's largest operating subsidiary, reported improved earnings and profitability for the fourth quarter compared to the prior year, driven by increased sales of fire truck chassis and military vehicle chassis. This gain during the quarter was somewhat offset by softer sales of recreational vehicle (RV) chassis and a loss at Spartan's Emergency Vehicle Team (EVTeam), though the team cut its loss nearly 40 percent compared to the fourth quarter of 2004. Spartan's EVTeam consists of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries.

"On the whole, we are pleased with the progress we made this year, especially considering that the RV market had a soft year," said John Sztykiel, president and CEO of Spartan Motors. "Our core Spartan Chassis business continues to perform very well with increased sales, profitability and record orders for fire truck chassis for the year. It also benefited from the military contract with Force Protection, Inc. for the Cougar military vehicle."

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"At the same time, because of softer market conditions, our sales for RV chassis for 2005 were slightly less than last year," Sztykiel said. "However, we did gain profitable market share as evidenced by the fact unit shipments of Class A motorhomes were down 18.1 percent while our RV unit shipments declined by only 2.3 percent. We expect our RV chassis sales in 2006 to outpace 2005 because of our increased motorhome model presence and an overall improvement in the RV market. The EVTeam as a whole is on track to substantially reduce its loss in 2006 compared to 2005, as each of its company moves toward profitability within its own timeframe."

Spartan reported its gross margin improved to 14.8 percent in the fourth quarter of 2005, compared with 11.9 percent for the same period in 2004, due to operating improvements as well as better pricing to match material cost increases. Likewise, operating margin also improved to 1.9 percent in the fourth quarter of 2005, compared with 1.1 percent in the same quarter of 2004.

Spartan Chassis
Net earnings at Spartan Chassis improved 23.9 percent in the quarter compared to the same period of the prior year, while sales declined by 9.2 percent, primarily due to a 33.7 percent decline in sales of recreational vehicle (RV) chassis compared to last year's fourth quarter. Spartan Chassis reported a 48.1 percent increase in sales of its fire truck chassis in the fourth quarter, and gained additional revenue from the Cougar military vehicle, which is currently in use by the U.S. military in Iraq.

"We had another good quarter and an excellent year at Spartan Chassis," Sztykiel said. "Our improved product quality, delivery time, marketing, design and customer service, as well as increased federal spending in the emergency-rescue market, allowed us to capture market share for our fire truck chassis. In our micro-niche products, we gained additional revenue from the Cougar contract and expect this to continue into early 2006.

"As expected, RV chassis sales were softer in the fourth quarter, primarily because of the current downturn in the RV market. Based on the record number of motorhome models at the most recent RVIA trade show that featured a Spartan chassis, it is clear to us that we have improved our market position. We remain optimistic that the RV market will begin recovering in mid-2006 as consumer confidence rises and fuel prices stabilize."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam posted a loss for the fourth quarter of 2005, though net sales increased 22.9 percent compared to the prior year's fourth quarter. Crimson Fire reported a 20.0 percent increase in sales over last year's fourth quarter, while Crimson Fire Aerials increased sales by 94.5 percent and Road Rescue improved its sales by 21.2 percent.

"We saw improvement at all three EVTeam companies in the fourth quarter and the group as a whole made great strides operationally," Sztykiel said. "Crimson Fire had record orders for the year, creating a strong backlog, and both Crimson Fire and Road Rescue reported improved gross margin in the quarter.

"All three companies have stabilized operating expenses on higher sales. Moving into 2006, we expect improved results from market share gains, efficiency improvements and as higher-priced units move through the backlog. We expect that when Crimson Fire, Crimson Fire Aerials and Road Rescue achieve their 2006 sales targets, it will be 80 percent higher than their revenues in 2004. The EVTeam's growth engine is now in gear to drive profitability."

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Financial Highlights
On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 4.1 percent in the fourth quarter of 2005, compared with ROIC of 1.8 percent in the same quarter in 2004. Spartan said ROIC was 10.4 percent for the full year 2005 compared with 8.4 percent in 2004. (Spartan defines return on invested capital as operating income, less taxes, on an annualized basis, divided by total shareholders' equity.)

The Company also posted a consolidated return on equity (ROE) of 11.8 percent in 2005, compared with 9.1 percent in 2004. (Spartan defines return on equity as net income on an annualized basis, divided by average total shareholders' equity.) Spartan's balance sheet remains strong, and the company ended the quarter with $11.7 million in cash, cash equivalents and investment securities.

"Looking ahead to 2006, we are focused on achieving year-over-year top and bottom line growth through superior people, products and processes," said Sztykiel. "Based on our market share penetration, we expect to build more RV chassis in 2006 than we did in 2005. We also expect to see continued results from our fire truck chassis, new opportunities in micro-niche markets and increased sales and significant operational improvement from the EVTeam."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EST today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath, Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended December 31, 2005 and 2004

	December 31, 2005		December 31, 2004
	$-000-%		$-000-%

Sales	75,450		80,291
Cost of Sales	64,301		70,744
Gross Profit	11,149	14.8	9,547	11.9

Operating Expenses:
Research and Development	2,579	3.4	2,189	2.7
Selling, General and Administrative	7,164	9.5	6,514	8.1
Total Operating Expenses	9,743	12.9	8,703	10.8

Operating Income	1,406	1.9	844	1.1

Other Income (Expense):
Interest Expense	(35)	(0.0)	(60)	(0.1)
Interest and Other Income	276	0.3	152	0.2
Total Other Income (Expense)	241	0.3	92	0.1

Earnings before Taxes	1,647	2.2	936	1.2

Taxes	661	0.9	541	0.7

Net Earnings	986	1.3	395	0.5

Basic Net Earnings per Share	0.08		0.03

Diluted Net Earnings per Share	0.08		0.03

Basic Weighted Average Common Shares Outstanding	12,638		12,511

Diluted Weighted Average Common Shares Outstanding	12,861		12,884

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Twelve Months Ended December 31, 2005 and 2004

	December 31, 2005		December 31, 2004
	$-000-%		$-000-%

Sales	343,007		312,270
Cost of Sales	294,232		270,891
Gross Profit	48,775	14.2	41,379	13.3

Operating Expenses:
Research and Development	9,431	2.7	7,944	2.5
Selling, General and Administrative	26,693	7.8	24,450	7.9
Total Operating Expenses	36,124	10.5	32,394	10.4

Operating Income	12,651	3.7	8,985	2.9

Other Income (Expense):
Interest Expense	(141)	(0.0)	(366)	(0.1)
Interest and Other Income	859	0.2	575	0.1
Total Other Income (Expense)	718	0.2	209	0.0

Earnings before Taxes	13,369	3.9	9,194	2.9

Taxes	5,077	1.5	3,312	1.0

Net Earnings	8,292	2.4	5,882	1.9

Basic Net Earnings per Share	0.66		0.48

Diluted Net Earnings per Share	0.65		0.46

Basic Weighted Average Common Shares Outstanding	12,559		12,351

Diluted Weighted Average Common Shares Outstanding	12,809		12,743

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$9,702	$10,463
Short-term investments	1,988	1,507
Accounts receivable, net	37,017	32,359
Inventories	44,265	32,442
Taxes receivable	990	1,957
Other current assets	5,694	4,488
Total current assets	99,656	83,216

Property, plant and equipment, net	18,478	18,239
Goodwill, net	4,543	4,543
Other assets	531	915

Total assets	$123,208	$106,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,746	$19,248
Other current liabilities and accrued expenses	4,609	3,397
Accrued warranty	4,503	3,671
Accrued vacation, compensation and related taxes	5,332	4,352
Deposits from customers	13,640	8,588
Current portion of long-term debt	53	6
Total current liabilities	48,883	39,262

Long-term debt, less current portion	1,317	140

Deferred tax liabilities	309

Shareholders' equity:
Preferred stock		-
Common stock	126	125
Additional paid in capital	37,983	36,211
Retained earnings	35,448	31,182
Unearned compensation	(846)	-
Accumulated other comprehensive loss	(12)	(7)
Total shareholders' equity	72,699	67,511

Total liabilities and shareholders' equity	$123,208	$106,913